                              REVOLVING CREDIT AGREEMENT

                                     DATED AS OF

                                     JULY 7, 1997

                                        AMONG

                                   HACH COMPANY, A
                                 DELAWARE CORPORATION,

                                         AND

                               HACH EUROPE S.A./N.V., A
                             BELGIAN LIMITED LIABILITY COMPANY,
                            (COLLECTIVELY THE "BORROWER")
                                         AND

                                COLORADO NATIONAL BANK
                                     (THE "BANK")

    THIS REVOLVING CREDIT AGREEMENT, dated as of July 7, 1997, is by and between HACH COMPANY, a Delaware corporation, and HACH EUROPE S.A./N.V., a Belgian limited liability company (collectively, the "Borrower") and COLORADO NATIONAL BANK (the "Bank").

                                      ARTICLE I
                           DEFINITIONS AND ACCOUNTING TERMS

    Section 1.1. DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

    "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date, the rate per annum obtained by dividing a) the London Interbank Offered Rate (expressed as a rate per annum and rounded upward to the nearest 1/16 of one percent) appearing on the Reuters system (as quoted by the Bank's standard administrative procedures) on such Interest Rate Determination Date for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Loan for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply by b) a percentage equal to 100% MINUS the actual rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) actually imposed on the Bank on such Interest Rate Determination Date.

    "ADVANCE" means an advance of funds under a Revolving Credit Loan.

    "ADVERSE EVENT": The occurrence of any event that could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries as a consolidated enterprise or on the ability of the Borrower or any other party obligated thereunder to perform its obligations under the Loan Documents.

    "AFFILIATE" shall include, any Person which directly or indirectly controls, is controlled by, or is under common control with the Borrower.

    "AGREEMENT": This Revolving Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

    "BORROWER" means the entities described on the first page hereof collectively on a consolidated basis and singularly as to each of the entities constituting the Borrower.

    "BORROWING DATE" means the date of funding of a Loan.

    "BUSINESS DAY" means (i) with respect to any Reference Rate Loan or any payment of the Nonuse Fee, any day except a Saturday, Sunday or other day on which commercial banks in Denver are authorized by law to close and (ii) with respect to any Eurodollar Loan, any day on which commercial banks are open for domestic and international business (including dealings in dollar deposits) in London and New York City.

    "CAPITAL EXPENDITURES": Any expenditures for fixed or capital assets including assets financed under Capitalized Leases which are deemed "capital expenditures under GAAP and should be shown in the "Capital Expenditures" entry in the consolidated statements of cash flows.

    "CAPITALIZED LEASE": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

    "CASH FLOW LEVERAGE RATIO" shall mean the ratio of Funded Debt compared to EBITDA for the previous 12 months. Such ratio shall be measured on a consolidated basis as of the end of each fiscal quarter of the Borrower in accordance with GAAP.

    "CASH FLOW RATIO" shall mean the ratio of EBITDA divided by the sum of Interest Expense plus Mandatory Debt Reduction. Such ratio shall be measured on consolidated basis as of the end of each fiscal quarter of the Borrower for the previous 12 months in accordance with GAAP.

    "CHANGE IN CONTROL": The sale, transfer or disposition either beneficially or of record of outstanding voting common stock of Hach Company so that Kathryn Hach-Darrow, her descendants or their spouses and any trust or similar entity for the benefit of Kathryn Hach - Darrow, her descendants or their spouses shall beneficially own less than 40% of the outstanding voting common stock of Hach Company.

    "CODE": The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

    "COMMITMENT": The agreement of the Bank to make Loan to the Borrower subject to the terms and conditions of this Agreement.

    "COMPLIANCE CERTIFICATE" The certificate required pursuant to Section 7.1(d) hereof, substantially in the form of Exhibit D hereto.

    "CURRENT RATIO" shall mean as of the date of determination, the current assets divided by current liabilities of the Borrower excluding principal reduction of the Revolving Credit Loans required on the Revolving Credit Maturity Date, measured on a consolidated basis as of the end of each fiscal quarter of the Borrower in accordance with GAAP.

    "DEFAULT": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

    "EBITDA" means, with respect to the Borrower on a consolidated basis in accordance with GAAP (net of minority interest and without duplication), for any period, the sum of (i) consolidated net income after taxes for such period, (ii) consolidated interest expense, (iii) federal, state and local income tax expense which is deducted from revenue in determining such consolidated net income, and


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

(iv) depreciation and amortization less (v) to the extent reflected in net income (or loss), extraordinary gain (or plus any extraordinary loss) for such period.

    "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

    "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

    "EURODOLLAR LOAN": shall have the meaning set forth in Section 3.3(a) hereof.

    "EVENT OF DEFAULT":  Any event described in Section 9.1.

    "FIXED RATE":  shall have the meaning set forth in Section 3.3(a) hereof.

    "FUNDED DEBT" shall mean the total Indebtedness of the Borrower including Capitalized Lease Obligations determined on a consolidated basis in accordance with GAAP.

    "GAAP": Generally accepted accounting principles consistently applied and maintained. Whenever an accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

    "HACH COMPANY":  Hach Company, a Delaware corporation.

    "INDEBTEDNESS": Without duplication, all indebtedness for borrowed money including the indebtedness created hereunder and the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations with respect to the indebtedness of others (excluding salary guaranties); (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit; and (g) liabilities with respect to unfunded vested benefits under any retirement plan. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

    "INTEREST EXPENSE": The expense of the Borrower for interest under the Revolving Credit Loans and any other Indebtedness of the Borrower, on a consolidated basis.

    "INTEREST PERIOD": shall have the meaning set forth in Section 3.3(b) hereof.

    "INTEREST RATE DETERMINATION DATE" means each date for calculating the Adjusted Eurodollar Rate for purposes of determining the Fixed Rate with respect to an Interest Period. The Interest Rate Determination Date shall be the first Business Day of the related Interest Period for a Eurodollar Loan.

    "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business.

    "LIEN": Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

    "LOAN DOCUMENTS": This Agreement, the Note, and each other instrument, document, or other agreement executed and delivered by the Borrower in connection with this Agreement, the Loans or any collateral for the Loans.

    "LOANS":  The Revolving Credit Loans.

    "MANDATORY DEBT RETIREMENT" shall mean the mandatory debt reduction of the Borrower including mandatory reductions in the Revolving Credit Loans and Capitalized Lease Obligations determined on a consolidated basis in accordance with GAAP

    "NET WORTH" means as of the date of determination, the net worth or shareholders equity of the Borrower, determined on a consolidated basis in accordance with GAAP.

    "NOTE":  The Revolving Credit Note.

    "NOTICE OF BORROWING" means a notice substantially in the form of EXHIBIT B hereto delivered by the Company to the Bank with respect to each and every request for a Loan.


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    "NOTICE OF CONVERSION/CONTINUATION" means a notice, substantially in the form of EXHIBIT C attached hereto, delivered from time to time by the Company to the Bank pursuant to Section 3.3(c) hereof with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to certain Loans.

    "PAYMENT DATE" means (i) with respect to Reference Rate Loans, the first day of each month (ii) with respect Eurodollar Rate Loans having an Interest Rate Period of 90 days or less, the last day of the related Interest Rate Period; and (iii) with respect to Eurodollar Rate loans having an Interest Rate Period in excess of 90 days, 90 days from the Borrowing Date and each increment of 90 days during the Interest Rate Period and the last day of the related Interest Rate Period.

    "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

    "PERSON": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

    "PLAN": An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

    "REFERENCE RATE": The rate of interest from time to time publicly announced by the Bank as its "base" or "reference" rate. The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

    "REFERENCE RATE LOAN": shall have the meaning set forth in Section 3.2 hereof.

    "REPORTABLE EVENT": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

    "REVOLVING CREDIT COMMITMENT": The maximum unpaid principal amount of Revolving Credit Loans which may from time to time be outstanding hereunder, being the amounts set forth on Exhibit A hereto, and the agreement of the Bank to make Revolving Credit Loans to the Borrower subject to the terms and conditions of this Agreement.

    "REVOLVING CREDIT LOANS":  The Loans described in Section 2.1.

    "REVOLVING CREDIT MATURITY DATE": The date set forth on Exhibit A hereto being the date on which the Revolving Credit Loans shall be due and payable in full.

    "REVOLVING CREDIT NOTE": The Revolving Credit Promissory Note of the Borrower of even date described in Section 2.3, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

    "REVOLVING CREDIT RATE": The rate of interest accruing on each Revolving Credit Loan prior to maturity or acceleration as set forth on Exhibit A hereto.

    "SUBSIDIARY": Any Person of which or in which the Borrower or the other Subsidiaries own directly or indirectly fifty one percent (51%) or more of:
(a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest, profit interest and voting interest of such Person, if it is a partnership, joint venture, limited liability company or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

    "TRADE ACCOUNTS PAYABLE": The trade accounts payable of any Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

    Section 1.2. ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.

    Section 1.3. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding."

    Section 1.4. OTHER DEFINITIONAL TERMS. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.


                                ARTICLE II
                              TERMS OF LENDING

    Section 2.1 THE REVOLVING CREDIT LOANS. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants of the Borrower herein, the Bank agrees to make loans (each, a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Borrower from time to time from the date hereof until the Revolving Credit Maturity Date, during which period the Borrower shall repay and may reborrow in accordance with the provisions hereof in such amount as the Borrower shall request subject to the limitations of
Section 2.2, provided, that the aggregate unpaid principal amount of all outstanding Revolving Credit Loans shall not exceed the Revolving Credit Commitment at any time.

    Section 2.2 BORROWING PROCEDURES FOR LOANS. Any request by the Borrower for a Loan shall be made by delivery of a written Notice of Borrowing, or by telephone promptly confirmed by telecopy of the Notice of Borrowing no later than the next Business Day, and must be given so as to be received by the Bank not later than 10:00 a.m., Denver time, on the date of the requested Revolving Credit Loan. Each request for a Loan shall include:
(i) the Borrowing Date (which shall be a Business Day) and (ii) the amount of such Loan. Unless the Bank determines that any provisions hereof have not been satisfied, the Bank will make the amount of the requested Loan available to the Borrower at the Bank's office in Boulder, Colorado, in immediately available funds on the date requested no later than 2:00 p.m. Denver time for Revolving Credit Loans. Each requested Loan shall be in an amount not less than $500,000 and in minimum increments of $100,000.

    Section 2.3 THE REVOLVING CREDIT NOTES. The Revolving Credit Loans shall be evidenced by the Revolving Credit Note, in the amount of the Revolving Credit Commitment originally in effect and dated as of the date of this Agreement. The Revolving Credit Loans and the Revolving Credit Note shall mature and be payable on the Revolving Credit Maturity Date subject to mandatory prepayment requirements provided in the Loan Documents. The Bank shall enter in its records the amount of each Advance comprising the Revolving Credit Loans, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.

    Section 2.4 USE OF PROCEEDS. Proceeds of the Revolving Credit Loans shall be used by the Borrower to repurchase approximately 3,157,220 shares of the common stock $1.00 par value of Hach Company from Lawter International, Inc. (the "Stock Repurchase"), to fund the working capital requirements of the Borrower and for the general corporate purposes of the Borrower.

                                     ARTICLE III
                                  INTEREST AND FEES

    Section 3.1    INTEREST.

         (a) REVOLVING CREDIT RATE. The unpaid principal amount of each Revolving Credit Loan shall bear interest prior to maturity at a rate per annum equal to the Revolving Credit Rate as a Reference Rate Loan or a Eurodollar Loan.

         (b) INTEREST AFTER MATURITY. Effective five (5) business days after the Borrower receives written notice from the Bank of the occurrence of any Event of Default and the applicability of this Section 3.1(b) and for as long thereafter as any such Event of Default shall be continuing, the amount of the Loans not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to five (5%) percent in excess of the applicable rate.


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    Section 3.2    INTEREST ON REFERENCE RATE LOANS.  Each Loan or any
portion of the outstanding principal balance thereof (a "Reference Rate Loan"), which is not bearing interest at a Fixed Rate (as defined below) shall bear interest at a rate per annum (on the basis of a 360-day year for the actual number of days involved) equal to the Revolving Credit Rate for Reference Rate Loans in effect from time to time, as shown on Exhibit A hereto.

    Section 3.3    INTEREST ON EURODOLLAR LOANS.

         (a) CALCULATION OF FIXED RATE. Each Loan or any portion of the outstanding principal balance thereof (a "EURODOLLAR LOAN"), which has been designated by the Borrower in a Notice of Borrowing or a Notice of Conversion/Continuation as a "Eurodollar Loan" in accordance with the terms hereof, shall bear interest from and including the first day of the applicable Interest Period to but excluding the last day of such Interest Period at a rate per annum (the "FIXED RATE") (on the basis of a 360-day year for the actual number of days involved), equal to the Revolving Credit Rate for Eurodollar Loans as determined by the Bank for each Interest Period, as shown on Exhibit A hereto. Borrower shall be entitled to elect not more than ten (10) Eurodollar Loans at any time.

         (b) SELECTION OF INTEREST PERIODS. The Borrower shall select an interest period (each, an "INTEREST PERIOD") to be applicable to each Eurodollar Loan, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, which Interest Period shall be, at the Borrower's option, a 30-, 60-, 90-, or 180-day period; PROVIDED, that all of the following shall be satisfied with respect thereto:

              (i) the initial Interest Period for any Eurodollar Loan shall commence on the Borrowing Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Loan, in which event the Notice of Borrowing must be given at least two Business Days prior to the Borrowing Date and specify the Interest Period thereon or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Loan;

              (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires. Notwithstanding the foregoing, if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (iii) any Interest Period for a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically


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


         corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (ii) above, end on the last Business Day of a calendar month; and

              (iv) no Interest Period with respect to any portion of the Revolving Credit Loans shall extend beyond the Revolving Credit Maturity Date.

         (c)  CONVERSION OR CONTINUATION.

              (i)  Subject to the provisions of subparagraph (b) above and
         Section 3.4, the Borrower shall have the option (A) to convert at any time all or any part of its outstanding Loans or any portion thereof equal to $500,000 and integral multiples of $100,000 in excess of that amount, from Reference Rate Loans to Eurodollar Loans or from Eurodollar Loans to Reference Rate Loans or (B) upon the expiration of any Interest Period applicable to a Eurodollar Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount, as a Eurodollar Loan; PROVIDED, HOWEVER, that a Eurodollar Loan may only be converted into a Reference Rate Loan on the expiration date of an Interest Period applicable thereto.

              (ii) The Borrower shall deliver a Notice of Conversion/Continuation to the Bank no later than 12:00 noon (Denver time) at least two Business Days in advance of the proposed conversion/continuation date in the case of a conversion to or from, or a continuation of, a Eurodollar Loan. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the amount and type of the Loan, or portion thereof, to be converted/continued, (C) in the case of a conversion to, or a continuation of a Eurodollar Loan, the requested Interest Period, and
         (D) that no Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrower may give the Bank telephonic notice by the required time of any proposed conversion/continuation under this subparagraph (d); PROVIDED that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Bank on or before the proposed conversion/continuation date.

              (iii) The Bank shall not incur any liability to the Borrower in acting upon any telephonic or telecopy notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subparagraph (c), and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a conversion or continuation, as the case may be, hereunder.


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


              (iv) Except as otherwise provided in Section 3.4 hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

    Section 3.4    SPECIAL PROVISIONS GOVERNING EURODOLLAR LOANS.
Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Loans as to the matters covered:

         (a) DETERMINATION OF ADJUSTED EURODOLLAR RATE. As soon as practicable after 10:00 A.M. (Denver time) on each Interest Rate Determination Date, the Bank shall determine the Adjusted Eurodollar Rate that shall apply to the Eurodollar Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower.

         (b) NO MEANS FOR DETERMINING RATE. In the event that the Bank shall have determined, on any Interest Rate Determination Date with respect to any Eurodollar Loans, that by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Bank shall on such date give notice (by telecopy or by telephone confirmed in writing) to the Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Loans, until such time as the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

         (c) CONTINUATION OF EURODOLLAR LOANS UNLAWFUL. In the event that on any date the Bank reasonably determines after consultation with the Borrower that the making, maintaining or continuation of its Eurodollar Loans (i) has become unlawful as a result of compliance by the Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) would cause the Bank material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market, or the position of the Bank in that market, then, and in any such event, the Bank shall give notice (by telecopy or by telephone confirmed in writing) to the Borrower of such determination (which notice shall set forth the reasons for the determination). Thereafter (I) the obligation of the Bank to make Eurodollar Loans, or to convert Loans to Eurodollar Loans, shall be suspended until such time as the reasons for the suspension no longer exist, at which time the obligations of the Bank to make Eurodollar Loans shall be reinstated, (II) to the extent such determination by the Bank relates to a Eurodollar Loan then being requested by the

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


    Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Bank shall make such Loan as (or convert such Loan to) a Reference Rate Loan,(III) the Bank's obligation to maintain its outstanding Eurodollar Loans (the "AFFECTED LOANS"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (IV) the Affected Loans shall automatically convert into Reference Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by the Bank as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower shall have the option, subject to the provisions of subparagraph (d) below, to rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by telecopy or by telephone confirmed in writing) to the Bank of such rescission on the date on which the Bank gives notice of its determination as described above.

         (d) COMPENSATION OF BANK FOR LOSSES. The Borrower shall compensate the Bank, upon written request by the Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable actual losses, loss of yield, expenses and liabilities (including, without limitation, any interest paid by that Bank to lenders of funds borrowed by it to make or carry its Eurodollar Loan and any loss, expense or liability actually sustained by the Bank in connection with the liquidation or re-employment of such funds) which the Bank actually sustains: (i) if due to the fault of the Borrower, a borrowing of any Eurodollar Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for conversion or continuation, (ii) if any prepayment or conversion of any of its Eurodollar Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower, or
    (iv) as a consequence of any other failure by the Borrower in the repayment of its Eurodollar Loans when required by the terms of this Agreement.

         (e) TRANSFER TO BRANCH BANKS. The Bank may make, carry or transfer Eurodollar Loans at, to, or for the account of any of its branch offices or the office of an affiliate of the Bank.

         (f) ACTUAL PURCHASE OF EURODOLLAR DEPOSITS. Calculation of all amounts payable to the Bank under this Section 3.4 shall be made as though the Bank had actually funded each of its relevant Eurodollar Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period; PROVIDED, HOWEVER, that the Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section. In no event, however, shall the adjustments in clause (b) of the definition of Adjusted Eurodollar Rate be applicable unless the Bank has actually funded the Eurodollar Loans through the purchase of a Eurodollar deposit.

         (g) EURODOLLAR LOANS AFTER EVENT OF DEFAULT. After the occurrence of and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subparagraph (d) above, any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by the Borrower.

    Section 3.5 OTHER INTEREST RATES. The parties may enter into interest rate protection agreements (swaps or caps) or provide for longer term interest periods and alternative payment dates upon such terms as the parties shall agree in writing.

    Section 3.6 FACILITY FEE. The Borrower shall pay to the Bank a fee of $50,000 upon execution and delivery of this Agreement (the "Facility Fee").

    Section 3.7 NONUSE FEE. The Borrower shall pay a nonuse fee (the "Nonuse Fee") in the amount set forth on Exhibit A calculated on the daily unused amount of the Revolving Credit Commitment, payable quarterly (calendar) in arrears within 30 days of invoice.

    Section 3.8 COMPUTATION. Interest and Nonuse Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

    Section 3.9 PAYMENT DATES. Accrued interest under Section 3.1 (a) shall be payable on each Payment Date. Accrued interest under Section 3.1(b) shall be payable on demand.

    Section 3.10   ADDITIONAL COSTS.

         (a) ADDITIONAL COSTS. In the event that any change in applicable law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof subjects the Bank to any taxes whatsoever with respect to the basis of taxation of payments to the Bank of principal or interest payable on any Eurodollar Loan (except for changes in the rate of tax based on or measured by the net income of the
    Bank), and the result of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Loan by an amount which the Bank reasonably deems to be material, then the Borrower shall pay to the Bank 30 days after written notice thereof from the Bank to the Borrower the additional amount or amounts necessary to compensate the Bank for such additional cost.

         (b) CERTIFICATE, ETC. The Bank shall promptly notify the Company upon becoming aware that the Company may be required to make any payment pursuant to this Section. The Bank shall provide to the Borrower a certificate, signed by an officer of the Bank, setting forth the amount required to be paid by the Borrower to the Bank and the computations made by the Bank to determine such amount.

    Section 3.11 REASONABLE EFFORTS TO MITIGATE. Bank agrees that as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under Section
3.4 or Section 3.9, Bank will give notice thereof to the Borrower, and, to the extent so requested by the Borrower and not inconsistent with applicable law, the Bank's internal policies or sound banking practices, Bank shall use reasonable efforts and take such actions as are reasonably appropriate if as a result thereof the additional moneys which would otherwise be required to be paid to Bank pursuant to such sections would be materially reduced, or the illegality or other adverse circumstances which would otherwise require a conversion of such Loans or result in the inability to make such Loans pursuant to such sections would cease to exist, and in each case if, as determined by the Bank in its sole discretion, taking such actions would not adversely affect such Loans or Bank or otherwise be disadvantageous to Bank.

                                      ARTICLE IV
                   PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
                               OF THE CREDIT AND SETOFF

    Section 4.1 REPAYMENT. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable as provided in
Section 2.3 regarding maturity of the Note and as provided in this Article IV.

    Section 4.2 MANDATORY PREPAYMENT. The Borrower shall, without notice or demand on the dates set forth on Exhibit A hereto, make mandatory principal payments in such amounts as are necessary to reduce the aggregate outstanding principal balance of the Revolving Credit Loans to be equal to or less than the amount of the Revolving Credit Commitment as it reduces as shown on Exhibit A hereto. In the event an Advance causes the aggregate outstanding principal balance of the Revolving Credit Loans to exceed the Revolving Credit Commitment, such excess shall be payable upon receipt of written demand from the Bank.

    Section 4.3 OPTIONAL PREPAYMENT. The Borrower may prepay the Loans, in whole or in part, at any time. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Any prepayment of Reference Rate Loans shall be without penalty or premium. A payment of Eurodollar Loans prior to the last day of the Interest Period therefor shall require payment of the amounts specified in Section 3.4(d).

    Section 4.4 PREPAYMENT UPON FINANCIAL COVENANT NONCOMPLIANCE. If the Borrower shall at any time fail to comply with the financial covenants set forth in Article III of Exhibit A, the Borrower shall, if applicable, immediately upon demand of the Bank, prepay the principal balance of the Revolving Credit Loans in the amount necessary to cause compliance with the financial covenants.

    Section 4.5 PAYMENTS. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Denver time, on the dates due at the office of the Bank in Boulder, Colorado. Funds received after such time shall be deemed to have been received on the next Business Day and an additional day's interest shall be due provided that, the failure of the Borrower to make any such payment by such time shall not constitute a Default or Event of Default hereunder if such payment is received by the Bank by 5:00 p.m. on such due date. Whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

                                      ARTICLE V
                                 CONDITIONS PRECEDENT

    Section 5.1 CONDITIONS OF INITIAL LOAN. Unless a later date is specified herein or otherwise agreed to by the Bank in writing, the obligation of the Bank to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent. In this regard, as set forth in Sections 5.1 and 5.2, the Bank shall have received all of the following and the following shall have been completed, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date of the initial Loan or such other date as is satisfactory to the Bank:

         (a) The Note and the Loan Documents by a duly authorized officer (or officers) of the Borrower as appropriate.

         (b) A certified copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which they are a party.

         (c) An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute the Loan Documents and to request Loans hereunder, certified by the Secretary or an Assistant Secretary of the Borrower.

         (d) A copy of the organizational documents of the Borrower with all amendments thereto.

         (e) A Certificate of Good Standing for the Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

         (f) An opinion of counsel to the Borrower, addressed to the Bank, in form and content acceptable to the Bank.

         (g) Receipt by the Bank of current UCC searches for the Borrower disclosing no liens or security interests on the assets of the Borrower.

         (h) A Compliance Certificate giving effect to the proposed initial Advance of funds.

         (i) Receipt by the Bank of such other approvals, opinions or documents as the Bank may reasonably request.

    Notwithstanding the foregoing, Hach Europe S.A./N.V. shall have until August 7, 1997 within which to deliver the materials described in subparagraphs
(b), (c), (d), (e) and (f) above.

    Section 5.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make any Loan hereunder (including the initial Loan but excluding a continuation or conversion of a Eurodollar Rate Loan) shall be subject to the satisfaction of the following conditions precedent (and the request for a Loan shall be deemed a representation and warranty that the following are true and correct):

         (a) Before and after giving effect to such Loan, the representations and warranties contained in Article VI shall be true and correct, as though made on the date of such Loan, and Borrower shall have performed the affirmative covenants set forth in Article VII and not breached the negative covenants set forth in Article VIII as of the date of such Loan;

         (b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing;

         (c)  Before and after giving effect to such Loan, no Adverse Event
shall have    occurred with respect to the Borrower.


                                      ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES

    To induce the Bank to enter into this Agreement, to grant the Commitment and to make Loans hereunder, the Borrower represents and warrants to the Bank:

    Section 6.1 ORGANIZATION, STANDING, ETC.. Each of the entities constituting the Borrower are corporations, limited partnerships or limited liability companies, as appropriate duly organized and validly existing and in good standing under the laws of their respective jurisdiction organization and have all requisite power and authority to carry on their respective businesses as now conducted, to enter into the Loan Documents to which they are a party and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing in each jurisdiction in which the failure to so qualify might materially adversely affect the consolidated financial condition or operations of the Borrower.

    Section 6.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary entity action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against them in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

    Section 6.3 NO CONFLICTS NO DEFAULT. The execution, delivery and performance by the Borrower of the Loan Documents to which they are a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of the Borrower taken as a whole, or could not materially adversely effect the ability of the Borrower to perform its obligations under this Agreement, (b) violate or contravene any provisions of the organizational documents or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which such entity or any of such entity's properties may be bound or result in the creation of any Lien on any asset of the Borrower. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event.

    Section 6.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents to which it is a party.

    Section 6.5 FINANCIAL STATEMENTS AND CONDITION. The Borrower's audited consolidated financial statements as of April 30, 1997, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present, in all material respects, the financial position of the Borrower as at such dates and the results of their operations and cash flows for the respective periods then ended. As of the dates of such financial statements, the Borrower has no material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since April 30, 1997, no Adverse Event has occurred except as set forth on Schedule 6.5.

    Section 6.6 LITIGATION AND CONTINGENT LIABILITIES. Except as described in Schedule 6.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, could constitute an Adverse Event. Except as described in Schedule 6.6(a), the Borrower has no contingent liabilities which are material to the Borrower as a consolidated enterprise.

    Section 6.7 COMPLIANCE. The Borrower is in compliance with all statutes and governmental rules and regulations applicable to them for which the failure to comply would have a material adverse effect on the Borrower.

    Section 6.8 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

    Section 6.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

    Section 6.10 REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used for any purpose which would violate any of the margin stock requirements of the Board of Governors of the Federal Reserve System.

    Section 6.11 OWNERSHIP OF PROPERTY; LIENS. The Borrower has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower in the financial statements of the Borrower referred to in Section
6.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 6.5, (b) Liens listed on Schedule 6.11, or (c) Liens allowed under Section 8.6.

    Section 6.12 TAXES. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all material amounts of taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

    Section 6.13 TRADEMARKS, PATENTS. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

    Section 6.14 INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

    Section 6.15 PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not a "holding company" or a "subsidiary company" of a holding company or an affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Section 6.16 SUBSIDIARIES. Schedule 6.16 sets forth as of the date of this Agreement a list of all Subsidiaries and the percentage ownership of each class of equity ownership owned beneficially or of record by Hach Company or any Subsidiary therein, and the jurisdiction of organization of each Subsidiary.

                                     ARTICLE VII
                                AFFIRMATIVE COVENANTS

    From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and all other liabilities of the Borrower to the Bank hereunder and under the Note has been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do all of the following:

    Section 7.1    FINANCIAL STATEMENTS AND REPORTS.  Furnish to the Bank:

          (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flows, and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

         (b)  Together with the audited financial statements required under
    Section 7.1(a), a statement by the accounting firm performing such audit stating that it has reviewed this Agreement and that in performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

         (c) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, a copy of the unaudited financial statements of the Borrower prepared on a consolidated and consolidating basis in the same manner and format as the audit report referred to in Section 7.1(a), except for normal year end adjustments and the inclusion of footnotes signed by the Borrower's chief financial officer, consisting of at least consolidated statements of income, cash flows, and stockholders' equity for the Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower as at the end of such quarter.

         (d) Together with the financial statements furnished by the Borrower under Sections 7.1(a) and 7.1(c), a statement in the form of Exhibit D hereto or other acceptable form signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with each of the financial ratios and restrictions contained in Article VIII and Exhibit A and stating that as at the date of each such financial statement there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto (a "Compliance Certificate").

         (e) Within seven (7) days of becoming aware of any Default or Event of Default, a notice describing the nature thereof and the remedial action the Borrower proposes to take with respect thereto.

         (f) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

         (g) Promptly upon the mailing or filing thereof, copies of all financial statements, reports, proxy statements and other items filed with the Securities Exchange Commission.

         (h) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

         (i) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

         (j) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Bank may reasonably request.

    Section 7.2 ENTITY EXISTENCE. Subject to Section 8.1 in the instance of a Subsidiary, maintain its entity existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the failure to so qualify might materially adversely affect the consolidated financial condition or operations of the Borrower.

    Section 7.3 INSURANCE. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations of similar sizes engaged in the same or similar business and similarly situated.

    Section 7.4 PAYMENT OF TAXES AND CLAIMS. File all tax returns and reports which to the knowledge of the Borrower are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, would result in the creation of a Lien upon its property (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions which in the aggregate are not material to the business, financial conditions, or assets of the Borrower and its Subsidiaries on a consolidated basis); provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's books in accordance with GAAP.

    Section 7.5 INSPECTION. Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. In this regard Borrower shall permit an audit of its books and records, semiannually on not less than 15 days prior written notice. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

    Section 7.6 MAINTENANCE OF PROPERTIES. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order (ordinary wear and tear excepted), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however that nothing in this section shall prevent the Borrower or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgement of such Borrower or Subsidiary, desirable in the conduct of its or their business and which does not in the aggregate materially adversely affect the financial condition, business or assets of the Borrower and its Subsidiaries on a consolidated basis.

    Section 7.7 BOOKS AND RECORDS. Keep adequate and proper records and books of account in which full and correct entries will be made of its material dealings, business and affairs.

    Section 7.8 COMPLIANCE. Comply in all respects with all laws, rules, regulations, orders,writs, judgments, injunctions, decrees or awards to which it may be subject the non-compliance with which could have a materially adverse effect on the business, operations, financial conditions or properties of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement.

    Section 7.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

    Section 7.10 ENVIRONMENTAL MATTERS. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a Adverse Event.

    Section 7.11 FINANCIAL COVENANTS. Comply with the financial covenants described on Exhibit A hereto.

    Section 7.12 ACCREDITATION. Maintain and comply with the terms of all licenses, permits and accreditations necessary to conduct their businesses as presently being conducted.

    Section 7.13 FORM U-1. Furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

    Section 7.14 MANAGEMENT. Advise the Bank in writing with respect to any change in senior management (president, chief executive officer or chief financial officer) within 30 days of such change.

                                     ARTICLE VIII
                                  NEGATIVE COVENANTS

    From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and all other liabilities of the Borrower to the Bank hereunder and under the Note have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will not do any of the following:

    Section 8.1 MERGER. Merge or consolidate with or merge into or with any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any person or sell, transfer, lease or otherwise dispose of all or any substantial part of its assets to any person, or permit any of its subsidiaries to do so, except:

         (a) the merger, consolidation or liquidation of any Subsidiary into the Borrower or with any other Subsidiary of the Borrower (the surviving entity thereof also being a Subsidiary);

         (b) the Borrower may merge with another entity provided Borrower is the surviving entity; or

         (c) the merger, consolidation or liquidation into the Borrower or any Subsidiary, or the acquisition by the Borrower or any Subsidiary of all or substantially all the assets, of any other person other than Hach Company, but only if:

              (i) such Person is engaged primarily in a business which is in substantially the same fields, related fields or supporting fields as the existing business of the Borrower or such Subsidiary, as the case may be; and

              (ii) any such merger or acquisition would not cause the Borrower to violate any other provision of this Agreement;

provided, however, that any such action of the nature referred to in this
Section 8.1 shall only be permitted if no Event of Default has occurred and is continuing or would result therefrom.

    Section 8.2 SALE OF ASSETS. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of equipment in the ordinary course of business which will not impair or impede the conduct of the Borrower's business and except for sales or other transfers by a Subsidiary to the Borrower or another wholly-owned Subsidiary.

    Section 8.3 PLAN DEFICIENCY. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $250,000.

    Section 8.4 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of the Borrower provided, however, that the Borrower may expand its business through the application of its existing technologies to additional fields such as the food and beverage field, and medical and clinical fields.

    Section 8.5 INVESTMENTS. Acquire for value, make, have or hold any Investments, except:

         (a) Investments in municipal bonds having an investment grade rating and investments in the types of securities outstanding on the date hereof and listed on Schedule 8.5;

         (b) Travel, moving expense, entertainment and other similar advances to officers and employees in the ordinary course of business;

         (c) Investments in readily marketable direct obligations of the United States of America having maturities of three years or less from the date of acquisition;

         (d) Certificates of deposit or bankers' acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) an investment grade credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

         (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

         (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

         (g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

         (h) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; and

         (i) Investments in subsidiaries or entities engaged in a similar business to that of the Borrower provided, however, that any such investment shall only be permitted if no Event of Default has occurred and is continuing or would result therefrom.

         (j) Investments in the $1.00 par value common stock of Hach Company including approximately 3,157,220 shares owned by Lawter International, Inc.

         (k) Investments in the voting or nonvoting common stock of Hach Company for general corporate purposes.

    Section 8.6 INDEBTEDNESS. Incur, create, issue, assume or suffer to exist any Indebtedness, except:

         (a)  Indebtedness under this Agreement;

         (b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

         (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.6 hereto;

         (d)  Indebtedness secured by Liens permitted under Section 8.7 hereof;

         (e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

         (f)  Indebtedness for Capitalized Leases in as permitted under
    Section 8.10 hereof; and

         (g)  Intercompany indebtedness among Subsidiaries and the Borrower.

         (h) Indebtedness of an entity acquired by the Borrower, at the time of acquisition, provided, however, that:

              (i) any such indebtedness shall only be permitted if no Event of Default has occurred and is continuing or would result therefrom;

              (ii) such entity is maintained as a separate corporate or other limited liability subsidiary; and

              (iii) such indebtedness is nonrecourse to Borrower.

     Section 8.7 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired at any time, except:

         (a) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;

         (b) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;

         (c) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.4;

         (d) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and

         (e) Liens incident to the acquisition of equipment pursuant to Capitalized Leases permitted under Section 8.10 hereof.

         (f) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds.

    Section 8.8 CONTINGENT LIABILITIES. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

    Section 8.9 TRANSACTIONS WITH RELATED PARTIES. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any affiliated entity other than a wholly-owned Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or the applicable Subsidiary's business and upon fair and reasonable terms to the Borrower than would be obtained in a comparable arm's-length transaction with an unaffiliated Person.

    Section 8.10 CAPITAL EXPENDITURES. Make, incur or become liable for Capital Expenditures in excess of the amount in any fiscal year of Borrower, as set forth on Exhibit A hereto.

                                      ARTICLE IX
                            EVENTS OF DEFAULT AND REMEDIES

    Section 9.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

         (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal required to be made to the Bank pursuant to the Loan Documents;

         (b) The Borrower shall fail to pay any interest or fees or other amounts owing hereunder within three (3) Business Days after the same shall become due and payable whether at the Revolving Credit Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

         (c) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower in the Loan Documents or on behalf of the Borrower in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

         (d) The Borrower shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents to which it is a party (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 9.1) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Bank;

         (e) The Borrower shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 60 days;

         (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower and, if instituted against the Borrower or a Subsidiary, shall have been consented to or acquiesced in by the Borrower or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

         (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower and, if instituted against the Borrower, shall be consented to or acquiesced in by the

    Borrower or shall remain for 60 days undismissed, or the Borrower shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

         (h) A judgment or judgments for the payment of money in excess of the sum of $250,000 in the aggregate shall be rendered against the Borrower and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

         (i) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $250,000, or the institution by the PBGC of steps to terminate any Plan;

         (j) Any Indebtedness of the Borrower (other than Indebtedness under this Agreement) in excess $250,000 shall be accelerated, or the Borrower shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

         (k)  The Borrower shall suffer or incur a Change of Control.

         (l)  The Borrower shall fail to give written notice as provided in
Section 7.1(e)     hereof.

    Section 9.2 REMEDIES. If (a) any Event of Default described in Section 9.1(e) or (f) shall occur with respect to the Borrower or any Subsidiary, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank at its sole option may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate, (ii) declare the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be immediately due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, (iii) exercise all other rights and remedies under any Loan Document other instrument, document or agreement between the Borrower and the Bank, and (iv) enforce all rights and remedies under any applicable law.

                                      ARTICLE X
                                    MISCELLANEOUS

    Section 10.1 WAIVER AND AMENDMENT. No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

    Section 10.2 EXPENSES AND INDEMNITIES. Whether or not any Loan is made hereunder, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of outside legal counsel) in connection with the preparation, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic, telecopy or other instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrower under this Section 10.2 shall survive any termination of this Agreement.

    Section 10.3 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the first Business Day after the date of sending if sent by facsimile or overnight courier, or from four days after the date of mailing if mailed.

    Section 10.4 JOINT AND SEVERAL SUCCESSORS. The obligations of the Borrower hereunder and under the Note shall be the joint and several obligation of each of the entities constituting the

Borrower. This Agreement shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

    Section 10.5 PARTICIPATION AND INFORMATION. The Bank may sell participation interests in any or all of the Loans and in all or any portion of the Commitment to any Person. The Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice. Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement or any other Loan Document in confidence, except for disclosure: (a) to legal counsel and accountants for the Borrower or Bank; (b) to other counsel and accountants for the Borrower or Bank; (b) to other professional advisors to the Borrower or Bank, provided that the recipient has delivered to such Bank, as applicable, a written confidentiality agreement substantially similar to this Section; (c) to regulatory officials having jurisdiction over Bank; (d) as required by law or legal process or in connection with any legal proceeding to which Bank and the Borrower (or any Subsidiary of the Borrower) are adverse parties; and (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Bank's interests hereunder or a participation interest provided that the recipient has delivered to such Bank, as applicable, a written confidentiality agreement substantially similar to this Section. Bank further agrees that it will not use any such confidential information in any activity or for any purpose other than the administration of the credit facilities extended to the Borrower under this Agreement. For purposes of the foregoing, "confidential information": shall mean any information respecting the Borrower or its Subsidiaries reasonably considered to be, is treated as, and is marked as, confidential by the Borrower, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, Bank, (iii) information already known by Bank or the other party in question other than as a result of a breach of this Agreement, and
(iv) information previously disclosed by the Borrower or any Subsidiary to any Person not associated with the Borrower without a written confidentiality agreement substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Bank to the Borrower or any Subsidiary.

    Section 10.6 SEVERABILITY. Any provision of the Agreement which is prohibited or enforceability in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    Section 10.7 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

    Section 10.8 ENTIRE AGREEMENT. This Agreement and the Notes embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

    Section 10.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

    Section 10.10  GOVERNING LAW.  THE VALIDITY, CONSTRUCTION AND
ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

    Section 10.11 CONSENT TO JURISDICTION. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR COLORADO STATE COURT SITTING IN DENVER, COLORADO; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

    Section 10.12 WAIVER OF JURY TRIAL. THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

                             BORROWER

                             HACH COMPANY, a Delaware corporation

                             By:        /s/ Bruce J. Hach
                                _______________________________
                                Bruce J. Hach, President

                             Hach Company
                             5600 Lindbergh Drive
                             Loveland, CO 80538
                             Attn:  Gary R. Dreher
                             Telephone:(970) 669-3050
                             Telecopy: (970) 962-6740

                             HACH EUROPE S.A./N.V., a Belgian limited liability company

                             By:        /s/ Bruce J. Hach
                                _______________________________
                                Bruce J. Hach, Director and Administrator

                             Hach Company
                             5600 Lindbergh Drive
                             Loveland, CO 80538
                             Attn:  Gary Dreher
                             Telephone:(970) 669-3050
                             Telecopy: (970) 962-6740


                             BANK

                             COLORADO NATIONAL BANK

                             By:     /s/ Brian T. McKinney
                                _________________________________
                             Title:  Vice President
                                _________________________________

                             28th and Arapahoe
                             Boulder, CO  80306
                             Attn:  Brian McKinney
                             Telephone:  (303) 444-8876
                             Telecopy:   (303) 444-1081

                                 TABLE OF CONTENTS

                                                                          Page

ARTICLE I
                           DEFINITIONS AND ACCOUNTING TERMS. . . . . . . .  1
    1.1. DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2. ACCOUNTING TERMS AND CALCULATIONS . . . . . . . . . . . . . . . .  6
    1.3. COMPUTATION OF TIME PERIODS . . . . . . . . . . . . . . . . . . .  6
    1.4. OTHER DEFINITIONAL TERMS. . . . . . . . . . . . . . . . . . . . .  6

ARTICLE II
                                   TERMS OF LENDING. . . . . . . . . . . .  6
    2.1  THE REVOLVING CREDIT LOANS. . . . . . . . . . . . . . . . . . . .  6
    2.2  BORROWING PROCEDURES FOR LOANS. . . . . . . . . . . . . . . . . .  7
    2.3  THE REVOLVING CREDIT NOTES.   . . . . . . . . . . . . . . . . . .  7
    2.4  USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE III
                                  INTEREST AND FEES. . . . . . . . . . . .  7
    3.1  INTEREST. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.2  INTEREST ON REFERENCE RATE LOANS. . . . . . . . . . . . . . . . .  8
    3.3  INTEREST ON EURODOLLAR LOANS. . . . . . . . . . . . . . . . . . .  8
    3.4  SPECIAL PROVISIONS GOVERNING EURODOLLAR LOANS . . . . . . . . . . 10
    3.5  OTHER INTEREST RATES. . . . . . . . . . . . . . . . . . . . . . . 12
    3.6  FACILITY FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.7  NONUSE FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.8  COMPUTATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.9  PAYMENT DATES . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.10 ADDITIONAL COSTS. . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE IV
                   PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
                               OF THE CREDIT AND SETOFF. . . . . . . . . . 13
    4.1  REPAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    4.2  MANDATORY PREPAYMENT. . . . . . . . . . . . . . . . . . . . . . . 13
    4.3  OPTIONAL PREPAYMENT . . . . . . . . . . . . . . . . . . . . . . . 14
    4.4  PREPAYMENT UPON FINANCIAL COVENANT NONCOMPLIANCE. . . . . . . . . 14
    4.5  PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE V
                                 CONDITIONS PRECEDENT. . . . . . . . . . . 14
    5.1  CONDITIONS OF INITIAL LOAN. . . . . . . . . . . . . . . . . . . . 14
    5.2  CONDITIONS PRECEDENT TO ALL LOANS . . . . . . . . . . . . . . . . 15

ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES . . . . . . . . 16
    6.1  ORGANIZATION, STANDING, ETC.. . . . . . . . . . . . . . . . . . . 16
    6.2  AUTHORIZATION AND VALIDITY. . . . . . . . . . . . . . . . . . . . 16
    6.3  NO CONFLICTS NO DEFAULT . . . . . . . . . . . . . . . . . . . . . 16
    6.4  GOVERNMENT CONSENT. . . . . . . . . . . . . . . . . . . . . . . . 16
    6.5  FINANCIAL STATEMENTS AND CONDITION. . . . . . . . . . . . . . . . 17
    6.6  LITIGATION AND CONTINGENT LIABILITIES . . . . . . . . . . . . . . 17
    6.7  COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    6.8  ENVIRONMENTAL, HEALTH AND SAFETY LAWS . . . . . . . . . . . . . . 17
    6.9  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    6.10 REGULATION U. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    6.11 OWNERSHIP OF PROPERTY; LIENS. . . . . . . . . . . . . . . . . . . 18
    6.12 TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    6.13 TRADEMARKS, PATENTS . . . . . . . . . . . . . . . . . . . . . . . 18
    6.14 INVESTMENT COMPANY ACT. . . . . . . . . . . . . . . . . . . . . . 18
    6.15 PUBLIC UTILITY HOLDING COMPANY ACT. . . . . . . . . . . . . . . . 18
    6.16 SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VII
                                AFFIRMATIVE COVENANTS. . . . . . . . . . . 19
    7.1  FINANCIAL STATEMENTS AND REPORTS. . . . . . . . . . . . . . . . . 19
    7.2  ENTITY EXISTENCE. . . . . . . . . . . . . . . . . . . . . . . . . 20
    7.3  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.4  PAYMENT OF TAXES AND CLAIMS . . . . . . . . . . . . . . . . . . . 21
    7.5  INSPECTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    7.6  MAINTENANCE OF PROPERTIES . . . . . . . . . . . . . . . . . . . . 21
    7.7  BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . . . . 22
    7.8  COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    7.9  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    7.10 ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . . . . 22
    7.11 FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 22
    7.12 ACCREDITATION . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    7.13 FORM U-1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    7.14 MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VIII
                                  NEGATIVE COVENANTS . . . . . . . . . . . 22
    8.1  MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    8.2  SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . 23
    8.3  PLAN DEFICIENCY . . . . . . . . . . . . . . . . . . . . . . . . . 23
    8.4  CHANGE IN NATURE OF BUSINESS. . . . . . . . . . . . . . . . . . . 23
    8.5  INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
    8.6  INDEBTEDNESS. . . . . . . . . . . . . . . . . . . . . . . . . . . 24

    8.7  LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
    8.8  CONTINGENT LIABILITIES. . . . . . . . . . . . . . . . . . . . . . 26
    8.9  TRANSACTIONS WITH RELATED PARTIES . . . . . . . . . . . . . . . . 26
    8.10 CAPITAL EXPENDITURES. . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IX
                            EVENTS OF DEFAULT AND REMEDIES . . . . . . . . 26
    9.1  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . 26
    9.2  REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE X
                                    MISCELLANEOUS. . . . . . . . . . . . . 28
    10.1 WAIVER AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . 28
    10.2 EXPENSES AND INDEMNITIES. . . . . . . . . . . . . . . . . . . . . 29
    10.3 NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    10.4 JOINT AND SEVERAL SUCCESSORS. . . . . . . . . . . . . . . . . . . 29
    10.5 PARTICIPATION AND INFORMATION . . . . . . . . . . . . . . . . . . 29
    10.6 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    10.7 CAPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    10.8 ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . 30
    10.9 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
    10.10 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 30
    10.11 CONSENT TO JURISDICTION. . . . . . . . . . . . . . . . . . . . . 30
    10.12 WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . 31

                                       EXHIBITS

EXHIBIT                 CONTENTS

A                       Loan Terms

B                       Notice of Borrowing

C                       Notice of Conversion/Continuation

D                       Compliance Certificate


                                      SCHEDULES

SCHEDULE                CONTENTS

6.5                     Financial Statements (Section 6.5)

6.6                     Litigation (Section 6.6)

6.6(a)                  Contingent Liabilities (Section 6.6)

6.11                    Existing Liens (Section 6.11 and 8.9)

6.16                    Subsidiaries (Section 6.16)

8.5                     Investments (Section 8.5)

8.6                     Existing Indebtedness (Section 8.6)

                                      EXHIBIT A

                              I.  REVOLVING CREDIT LOANS


1.  Revolving Credit Commitment   -    (i)  $40,000,000 to June 30, 2000;

                                       (ii) $32,500,000 from July 1, 2000 to
                                            June 30, 2001; and

                                       (iii) $22,500,000 from July 1, 2001
                                             to the Revolving Credit
                                             Maturity Date

2.  Revolving Credit Maturity Date          -    July 1, 2002

3.  Revolving Credit Rate

    (a)  Reference Rate Loans          -    Reference Rate minus one percent
                                            (1%)

    (b)  Eurodollar Loans              -    If the Cash Flow Leverage Ratio
                                            determined as set forth in the most
                                            recent compliance certificate and
                                            financial statements delivered to
                                            the Bank pursuant to Section 7.1
                                            is:

                                       (i) greater than 2 to 1, then the
                                       Revolving Credit Rate shall be the
                                       Adjusted Eurodollar Rate plus one and
                                       three quarters percent (1.75%) per
                                       annum;

                                       (ii) greater than 1.75 to 1 but less
                                       than or equal to 2 to 1, then the
                                       Revolving Credit Rate shall be the
                                       Adjusted Eurodollar Rate plus one and
                                       one-half percent (1.5%) per annum;

                                       (iii) greater than 1 to 1 but less than
                                       or equal to 1.75 to 1, then the
                                       Revolving Credit Rate shall be the
                                       Adjusted Eurodollar Rate plus one
                                       percent (1%) per annum; or

                                       (iv) less than or equal to 1 to 1, then
                                       the Revolving Credit Rate shall be the
                                       Adjusted Eurodollar Rate plus sixty-five hundredths percent (.65%) per annum.

    Changes in the Cash Flow Leverage Ratio shall not affect the rate stated above for outstanding Eurodollar Loans until expiration of the applicable Interest Period.


                               III. FINANCIAL COVENANTS


1. Current Ratio (current assets compared to current liabilities excluding the principal payment required on the Revolving Credit Loans on the Revolving Credit Maturity Date) of not less than 2 to 1.

2. Cash Flow Leverage Ratio (Funded Debt compared to EBITDA) of not more than 3 to 1.

3. Cash Flow Ratio (EBITDA divided by the sum of Interest Expense and Mandatory Debt Reduction excluding the principal payment required on the Revolving Credit Loans on the Revolving Credit Maturity Date) of not less than 1.75 to 1.

4.  Net Worth of not less than $25,000,000.

5.  Capital Expenditures for any fiscal year shall not exceed $13,000,000.


                                    IV. NONUSE FEE

    During the term of the Revolving Credit Commitment, the Borrower shall pay a nonuse fee determined as follows. If the Cash Flow Leverage Ratio determined as set forth in the most recent compliance certificate and financial statements delivered to the Bank pursuant to Section 7.1 is:

    (i) greater than 2 to 1, then the Borrower shall pay to the Bank a nonuse fee equal to the product of one-quarter percent (.25%) annualized multiplied by the daily amount of the unused portion of the Revolving Credit Commitment; or

    (ii) less than or equal to 2 to 1, the Borrower shall pay to the Bank a nonuse fee equal to the product of one-eighth percent (.125%) annualized multiplied by the daily amount of the unused portion of the Revolving Credit Commitment.

Such fees shall be calculated daily, billed quarterly (calendar) and payable within 30 days after invoice.


                                     A-2